Exhibit 10.4

April 11, 2019

Carter Validus Mission Critical REIT II, Inc.

Two Urban Center

4890 West Kennedy Boulevard, Suite 650

Tampa, Florida 33609

Attention: Kay C. Neely

 Chief Financial Officer and Treasurer

Project Lightning

$475,000,000.00 Senior Credit Facility

Commitment Letter

Ladies and Gentlemen:

Carter Validus Mission Critical REIT II, Inc. (the “Company”) has advised SunTrust Bank, SunTrust Robinson Humphrey, Inc. (“STRH” and, together with SunTrust Bank, “SunTrust”), KeyBank National Association (“KeyBank”) and KeyBanc Capital Markets Inc. (“KBCM”; STRH and KBCM are hereinafter referred to collectively as “Lead Arrangers”) that the Company intends to acquire by merger (the “Acquisition”) all of the assets of Carter/Validus Operating Partnership, LP (“CVOP I”) and Carter Validus Mission Critical REIT, Inc. (“CVREIT I”) (CVOP I and CVREIT I, collectively the “Acquired Business”) pursuant to that certain Agreement and Plan of Merger dated of even date herewith among the Company, Carter Validus Operating Partnership II, L.P., CVOP I, CVREIT I and Lightning Merger Sub, LLC (the “Merger Agreement”). You have further advised SunTrust and KeyBank that, in connection with the Acquisition, the Company intends to obtain senior bridge financing in an amount equal to $475,000,000.00, which will be comprised of a $475,000,000.00 senior term bridge loan (the “Senior Credit Facility”) on the terms set forth in the Proposed Summary of Terms and Conditions attached hereto as Annex I (the “Term Sheet”). The proceeds of the Senior Credit Facility shall be used in accordance with the Sources and Uses attached as Annex II. All transactions described above, together with the financing contemplated hereby, shall be referred to herein as the Transactions. Capitalized terms used in this letter but not defined herein shall have the meanings given to them in the Term Sheet.

A.	Commitment

SunTrust Bank is pleased to commit to provide $237,500,000.00 of the principal amount of the Senior Credit Facility described and defined in the Term Sheet, and KeyBank National Association (“KeyBank”) is pleased to commit to provide $237,500,000.00 of the principal amount of the Senior Credit Facility described and defined in the Term Sheet, subject to the terms and conditions set forth in this letter and the Term Sheet (collectively, this “Commitment Letter”).

B.	Syndication

The Lead Arrangers reserve the right, before or after the execution of the definitive documentation for the Senior Credit Facility (the “Financing Documentation”), to syndicate all or a portion of SunTrust Bank’s and KeyBank’s commitments to one or more other financial institutions that will become parties to the Financing Documentation (such financial institutions, the “Lenders”) and the commitment of SunTrust Bank and KeyBank, as applicable, hereunder shall be reduced dollar-for dollar

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on a pro rata basis as and when the corresponding commitments are received. The Company understands that the Lead Arrangers intend to commence such syndication efforts promptly and the Lead Arrangers may elect to appoint one or more agents to assist it in such syndication efforts.

You hereby appoint SunTrust Bank to act, and SunTrust Bank agrees to act, as sole administrative agent for the Senior Credit Facility, subject to the terms and conditions of this Commitment Letter. You also appoint STRH and KBCM to act, and the Lead Arrangers agree to act, as lead arrangers for the Senior Credit Facility, subject to the terms and conditions of this Commitment Letter. You hereby agree that at all times on or prior to the closing date SunTrust will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facility, and KeyBank and KBCM will have “right” placement immediately to the “right” of and at the same level as SunTrust in any and all marketing materials or other documentation used in connection with the Senior Credit Facility. You also appoint STRH as book manager for the Senior Credit Facility, subject to the terms and conditions of this Commitment Letter. The Lead Arrangers will manage all aspects of the syndication of the Senior Credit Facility in consultation with the Company, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders, and the determination of compensation and titles (such as co-agent, managing agent, etc.), if any, to be given such Lenders. The Company agrees that no other agents, co-agents or arrangers will be appointed, or other titles conferred, without the prior written consent of the Lead Arrangers, and that no Lender will receive any compensation for its commitment to, or participation in, the Senior Credit Facility except as expressly set forth in the Term Sheet or the Fee Letter (as defined below), or as otherwise agreed to and offered by the Lead Arrangers.

The Company agrees to actively assist the Lead Arrangers in achieving a successful syndication and shall take all action as the Lead Arrangers may reasonably request related thereto. The Company’s assistance shall include: (i) making senior management, representatives and advisors of the Company and its subsidiaries (and using commercially reasonable efforts to make senior management, representatives and advisors of the Acquired Business) available to participate in meetings with potential Lenders and to provide information to potential Lenders at such times and places as the Lead Arrangers may reasonably request; (ii) ensuring that the syndication effort benefits from the existing lending relationships of the Company, and using commercially reasonable efforts to ensure that the syndication effort benefits from the existing lending relationships of the Acquired Business; (iii) assisting in the preparation of an information memorandum regarding the Company, the Acquired Business and the Senior Credit Facility and other customary marketing materials to be used in connection with the syndication, in form and substance reasonably acceptable to the Lead Arrangers, at least 60 days prior to the closing of the Senior Credit Facility; and (iv) preparing and providing promptly to the Lead Arrangers (and using commercially reasonable efforts to cause the Acquired Business to prepare and provide to the Lead Arrangers) all information with respect to the Company, the Acquired Business, their respective subsidiaries and the Transactions, including without limitation all financial information and projections (the “Projections”), reasonably requested by the Lead Arrangers in connection with the syndication of the Senior Credit Facility.

If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Company, the Acquired Business, their affiliates and any of their securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Company, the Acquired Business or their affiliates’ securities or loans. Before distribution of any Information, you agree to execute and deliver to us (i) a letter in

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which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

To ensure an orderly and effective syndication of the Senior Credit Facility, the Company agrees that, until a successful syndication, the Company will not, and will not permit its subsidiaries to, and shall use commercially reasonable efforts not to permit the Acquired Business and its subsidiaries to, arrange, sell, syndicate or issue, attempt to arrange, sell, syndicate or issue, announce or authorize the announcement of the arrangement, sale, syndication or issuance of, or engage in discussions concerning the arrangement, sale, syndication or issuance of, any credit facilities or debt security (including any renewals thereof) other than a potential $475,000,000.00 senior unsecured term loan and a recast of the Company’s existing senior revolving credit and term loan facility, except with the prior written consent of the Lead Arrangers.

C.	Information Requirements

The Company represents and warrants to SunTrust, KeyBank and KBCM that (i) all information, other than Projections, that has been or will be made available to SunTrust, KeyBank, KBCM or any of the Lenders by the Company or any of its representatives (or on your or their behalf) in connection with any of the Transactions (the “Information”) is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading; and (ii) the Projections have been or will be prepared in good faith based upon reasonable assumptions. The Company agrees to supplement the Information and the Projections from time to time so that the representation and warranty contained in this paragraph remains correct. In issuing the commitments and undertakings hereunder and in arranging and syndicating the Senior Credit Facility, SunTrust Bank, KeyBank and the Lead Arrangers are relying on the accuracy of the Information and the Projections without independent verification thereof.

D.	Conditions

The undertakings and obligations of SunTrust, KeyBank and KBCM under this Commitment Letter are subject to: (i) the preparation, execution and delivery of reasonably mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter; (ii) the “Absence of a Material Adverse Change” as described in Section 8.2(c) and Section 8.3(c) of the Merger Agreement (a “Material Adverse Change”), provided that notwithstanding the foregoing, any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate would not be included as or constitute a “REIT I Material Adverse Effect” or a “REIT II Material Adverse Effect” (as such terms are defined in the Merger Agreement) as a result of the taking of any action at the written request or with the prior written consent of the Company or CVREIT I, respectively, as contemplated by clause (G) of the definitions of REIT I Material Adverse Effect and REIT II Material Adverse Effect, shall also require the prior written consent of SunTrust, KeyBank and Lead Arrangers to not be deemed to be a “REIT I Material Adverse Effect” or “REIT II Material Adverse Effect”, as applicable, and to not be deemed to be a Material Adverse Change for the purposes of this Commitment Letter; (iii) the accuracy of all representations that the Company makes to SunTrust, KeyBank and KBCM (including those in Section E below) and all information that the Company furnishes to SunTrust, KeyBank and KBCM, and the absence of any information or other matter being disclosed after the date hereof that is inconsistent in a material and adverse manner with any information or other material disclosed to SunTrust, KeyBank and KBCM; (iv) the completion, and the Company’s reasonable cooperation in connection with, our due diligence investigation and review (other

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than financial due diligence completed by SunTrust, KeyBank and Lead Arrangers through the date of this Commitment Letter), and our satisfaction in all material respects with the results thereof; (v) the payment in full of all fees, expenses and other amounts payable hereunder and under the Fee Letter; (vi) the compliance with the provisions of this Commitment Letter; (vii) a closing of the Senior Credit Facility on or prior to October 8, 2019; and (viii) the satisfaction of the other conditions set forth in the Term Sheet.

E.	Fees; Indemnification; Expenses

1.    Fees. In addition to the fees described in the Term Sheet, the Company will pay (or cause to be paid) the fees set forth in that certain letter agreement dated as of the date hereof, executed by SunTrust Bank, the Lead Arrangers and KeyBank and acknowledged and agreed to by the Company relating to this Commitment Letter (the “Fee Letter”). The Company also agrees to pay, or to reimburse SunTrust on demand for, all reasonable costs and expenses incurred by SunTrust (whether incurred before or after the date hereof) in connection with the Senior Credit Facility, the syndication thereof, the preparation of the Financing Documentation and the other Transactions, including, without limitation, reasonable fees and disbursements of its counsel, regardless of whether any of the Transactions are consummated. The Company also agrees to pay all costs and expenses of SunTrust, KeyBank and the Lead Arrangers (including, without limitation, reasonable fees and disbursements of its counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder.

2.    Indemnification. The Company agrees to indemnify and hold harmless the Lead Arrangers, SunTrust Bank, KeyBank, each other Lender, their respective affiliates and their respective directors, officers, employees, agents, representatives, legal counsel, and consultants (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon its demand for, any losses, claims, damages, liabilities or other expenses (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by any third party or by the Company, the Acquired Business or any of their subsidiaries, arising out of or in connection with this Commitment Letter, the Fee Letter, the Senior Credit Facility, the use of the proceeds thereof, the Transactions or any related transaction, or any claim, litigation, investigation or proceeding relating to any of the foregoing, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not such Indemnified Person is a party to any such proceeding; provided that the Company shall not be liable pursuant to this indemnity for any Losses to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss resulted from the gross negligence or willful misconduct of such Indemnified Person. The Company shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such indemnity. No Indemnified Person shall be responsible or liable for any damages arising from the use by others of the Information or other materials obtained through electronic, telecommunications or other information transmission systems, or for any special, indirect, punitive, exemplary or consequential damages that may be alleged as a result of this Commitment Letter, the Fee Letter, the Senior Credit Facility, the use of proceeds, the Transactions or any related transaction. No Indemnified Person shall be liable for any indirect or consequential damages in connection with its activities related to the Senior Credit Facility.

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F.	Miscellaneous

1.    Termination. This Commitment Letter and all commitments and undertakings of SunTrust, KeyBank and KBCM under this Commitment Letter shall expire at 5:00 p.m., Atlanta, Georgia time, on April 11, 2019 unless by such time the Company both executes and delivers to SunTrust, KeyBank and KBCM this Commitment Letter and the Fee Letter, and pays to STRH and KBCM the Commitment Fee (as defined in the Fee Letter) due and payable upon the execution of the Fee Letter and pays the legal fees and expenses of counsel to SunTrust and STRH in connection with this Commitment Letter, the Term Sheet and the Fee Letter. Thereafter, all commitments and obligations of SunTrust, KeyBank and KBCM under this Commitment Letter will terminate at 5:00 p.m. on October 8, 2019 unless the Financing Documentation related to the Senior Credit Facility has been executed and delivered on or prior to such date and all other conditions to closing have been satisfied. In addition to the foregoing, this Commitment Letter may be terminated at any time by mutual agreement, and all commitments and undertakings of SunTrust, KeyBank and KBCM hereunder may be terminated by SunTrust, KeyBank and KBCM if the Company fails to perform its obligations under this Commitment Letter or the Fee Letter on a timely basis. Furthermore, by acceptance of this Commitment Letter, any other commitments outstanding with respect to the Senior Credit Facility by SunTrust, KeyBank or KBCM will be terminated.

2.    No Third-Party Beneficiaries. This Commitment Letter is solely for the benefit of the Company, SunTrust, KeyBank, KBCM and the Indemnified Persons; no provision hereof shall be deemed to confer rights on any other person or entity.

3.    No Assignment; Amendment. This Commitment Letter and the Fee Letter may not be assigned by the Company to any other person or entity, but all of the obligations of the Company hereunder and under the Fee Letter shall be binding upon the successors and assigns of the Company. This Commitment Letter and the Fee Letter may not be amended or modified except in writing executed by each of the parties hereto.

4.    Use of Name and Information. The Company agrees that any references to SunTrust, KeyBank, KBCM or any of their respective affiliates made in connection with the Senior Credit Facility are subject to the prior approval of SunTrust, KeyBank or KBCM respectively, which approval shall not be unreasonably withheld. SunTrust, KeyBank and KBCM shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense.

5.    Governing Law. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the state of New York. Each of the Company, SunTrust, KeyBank and KBCM irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or related to this Commitment Letter, the Fee Letter or any of the Transactions or the actions of SunTrust, KeyBank or KBCM in the negotiation, performance or enforcement hereof. The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any state court in the State of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the Company, SunTrust, KeyBank and KBCM irrevocably and unconditionally waives any objection that it may now or hereafter

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have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the Company, SunTrust, KeyBank or KBCM are or may be subject, by suit upon judgment. Service of any process, summons, notice or document on the Company may be made by registered mail addressed to the Company at the address appearing at the beginning of this letter for any suit, action or proceeding brought in any such court pursuant to this Commitment Letter.

6.    Survival. The obligations of the Company under the expense reimbursement, indemnification, confidentiality, and governing law provisions of this Commitment Letter shall survive the expiration and termination of this Commitment Letter.

7.    Confidentiality. The Company will not disclose or permit disclosure of this Commitment Letter, the Fee Letter nor the contents of the foregoing to any person or entity (including, without limitation, any Lender other than SunTrust, KeyBank or KBCM), either directly or indirectly, orally or in writing, except (i) to the Company’s officers, directors, agents and legal counsel, in each case to the extent directly involved in the transactions contemplated hereby and on a confidential basis, (ii) with respect to the Commitment Letter (but not the Fee Letter), to the Acquired Business and its officers, directors, agents and legal counsel on a confidential basis and (iii) as required by law (in which case the Company agrees to inform SunTrust, KeyBank and KBCM promptly thereof).

8.    No fiduciary duty. The Company acknowledges and agrees that (i) the commitment to and syndication of the Senior Credit Facility pursuant to this Commitment Letter is an arm’s-length commercial transaction between the Company, on the one hand, and SunTrust, KeyBank and KBCM, on the other, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the transactions contemplated hereby and the process leading to such transactions, SunTrust, KeyBank and KBCM are and have been acting solely as a principal and is not the agent or fiduciary of the Company or its affiliates, stockholders, creditors, employees or any other party, (iii) neither SunTrust, KeyBank nor KBCM has assumed an advisory responsibility or fiduciary duty in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether SunTrust, KeyBank or KBCM has advised or is currently advising the Company on other matters) and SunTrust, KeyBank and KBCM have no obligation to the Company except those expressly set forth in this Commitment Letter, (iv) SunTrust, KeyBank, KBCM and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its affiliates, and SunTrust, KeyBank and KBCM have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Commitment Letter; and (v) neither SunTrust, KeyBank nor KBCM has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against SunTrust, KeyBank and KBCM with respect to any breach or alleged breach of fiduciary duty as a consequence of this Commitment Letter.

9.    Counterparts. This Commitment Letter and the Fee Letter may be executed in multiple counterparts, and by different parties hereto in any number of separate counterparts, all of which taken together shall constitute one original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or by electronic transmission (in pdf form) shall be as effective as delivery of a manually executed counterpart hereof.

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10.    Entire Agreement. This Commitment Letter and the Fee Letter embody the entire agreement and understanding among SunTrust, KeyBank, KBCM, the Company and their affiliates with respect to the Senior Credit Facility and the Transactions, and supersede all prior understandings and agreements among the parties relating to the subject matter hereof. However, the terms and conditions of the commitments of SunTrust Bank, KeyBank and KBCM and the undertakings of the Lead Arrangers hereunder are not limited to those set forth herein, in the Term Sheet or in the Fee Letter; those matters not covered or made clear herein or in the Term Sheet are subject to mutual agreement of the parties.

11.    Patriot Act. SunTrust, KeyBank and KBCM hereby notify the Company that pursuant to the requirements of the USA Patriot Improvement and Reauthorization Act of 2005, Title III of Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”), each of them and their affiliates are required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information regarding the Company that will allow SunTrust, KeyBank and KBCM to identify the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for SunTrust, KeyBank, KBCM and their respective affiliates.

[CONTINUED ON NEXT PAGE]

We look forward to working with you on this important transaction.

Very truly yours,

SUNTRUST BANK

By:	/s/ Nick Preston
Name: Nick Preston
Title: Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Ricardo Simon
Name: Ricardo Simon
Title: Managing Director

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Daniel Stegemoeller
Name: Daniel Stegemoeller
Title: Sr. Vice President

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Jonathan Breese
Name: Jonathan Breese
Title: Director

ACCEPTED AND AGREED

this 11 day of April     , 2019:

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

By:	/s/ Michael A. Seton
Name:	Michael A. Seton
Title:	CEO

Annex I - Summary of Principal Terms and Conditions

Annex II - Summary of Sources and Uses

[Signature Page to Project Lightning Commitment Letter]

Carter Validus Mission Critical REIT II, Inc.

April 11, 2019

ANNEX I

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Carter Validus Mission Critical REIT II, Inc.

April 11, 2019

CARTER VALIDUS MISSION

CRITICAL REIT II, INC.

Proposed Summary of Terms and Conditions Senior Credit Facility

April 2019

Confidential

Borrower:	The “Borrower” of the Facility (as hereinafter defined) will be, jointly and severally, each of Carter/Validus Operating Partnership, LP (“CVOP I”) and Carter Validus Operating Partnership II, LP (“CVOP II”).

Guarantors:	(1) Carter Validus Mission Critical REIT II, Inc. (“CV REIT II”), (2) a newly formed wholly owned subsidiary of CV REIT II (“Newco”), (3) each subsidiary of CVOP I that owns a direct or indirect interest in any of the properties listed on Schedule 2 attached hereto (the “Bridge Pool Properties”) and (4) all Material Subsidiaries (as defined in Exhibit A) (collectively, the “Guarantors”).

Lenders:	SunTrust Bank, KeyBank National Association and any other Lenders mutually acceptable to Agent and the Borrower.

Lead Arrangers:	SunTrust Robinson Humphrey, Inc. and KeyBanc Capital Markets Inc.

Sole Bookrunner:	SunTrust Robinson Humphrey, Inc.

Syndication Agent:	KeyBank National Association

Administrative Agent:	SunTrust Bank (“SunTrust” or “Agent”)

Facility:	A $475 million (the “Facility Amount”) Senior Secured 364-day bridge loan (the “Facility”). The Facility will be a senior obligation with full, direct recourse to the Borrower and Guarantors.

Purpose:	The Borrower will use the proceeds of the Facility solely for payment of cash consideration due by CV REIT II and CVOP II to Carter Validus Mission Critical REIT, Inc. (“CV REIT I”), and/or CVOP I for the consummation of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger by and among CV REIT II, CVOP II, CV REIT I, CVOP I and Newco (“Merger Agreement”), and payment of all indebtedness of CVOP I, CV REIT I and their respective subsidiaries, and (b) payment of closing costs incurred in connection with the closing of the Facility and the Merger.

Interest Rate:	See Exhibit B

Repayment:	The Facility will be interest only paid on a monthly basis with all principal due at maturity. If at any time the outstanding balance of the Facility exceeds Pool Availability, then the Borrower will be required with 15 calendar days to repay the borrowings under the Facility by an amount sufficient to eliminate the excess amounts outstanding. All such Mandatory Prepayments would be applied first to Base Rate Borrowings and second to LIBOR Borrowings.

Mandatory prepayments shall be required as provided in the Section below entitled “Commitment Reduction and Termination”.

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Term:	364 calendar days from the date of full execution by Lenders and Borrower and delivery (the “Closing Date”) of the definitive documentation evidencing the Facility (the “Maturity Date”).

Security:	The Facility will be secured by a perfected first priority pledge of 100% of the ownership interests in each subsidiary that directly or indirectly owns a Bridge Pool Property (the “Collateral”). The pledges shall also secure any interest rate protection products purchased from Agent or any Lender. Lenders will also take a collateral assignment of any rate protection derivatives associated with the Facility.

Bridge Collateral Pool:	Borrower shall maintain a borrowing base consisting of the Bridge Pool Properties identified on Schedule 2. No Bridge Pool Property may be removed from the Bridge Collateral Pool unless (1) no default or event of default then exists, (2) the Borrower remains in compliance with all Facility covenants, and (3) the prior written approval of the Lead Arrangers and the Required Lenders has been obtained, which may be withheld in the Lead Arrangers’ and Required Lenders’ sole and absolute discretion. The Lead Arrangers and the Required Lenders may condition any release upon the payment of a release price that will permanently reduce the Facility. No additional collateral properties will be added to the Bridge Collateral Pool without the prior written consent of the Agent and the Required Lenders, which consent may be given or withheld in their sole and absolute discretion.

Mandatory Prepayments:	The Borrower may terminate the proposed commitment at any time prior to the Closing and funding of the Facility by providing written notice to the Lead Arrangers, provided that such termination shall not release any obligation to pay any fees pursuant to any separate fee letter. Notwithstanding the foregoing, the Facility commitment and outstanding balance of the Facility (if applicable), will be reduced on a dollar for dollar basis by the amount of capital event net proceeds (after payment of all usual and customary transaction costs incurred in consummating such transaction) by CV REIT II and its subsidiaries attributable to the following events occurring after the date on which the Commitment Letter to which this Term Sheet is attached is executed (the “Commitment Letter”): (1) equity issuances, (2) incurrence, placement, issuance or similar transaction of debt, including refinancings and debt offerings (other than intercompany indebtedness, amounts from refinancing used to repay existing indebtedness and borrowings by CVOP II of amounts available under its corporate revolving credit facility based on the commitments of the lenders thereunder as of the date of the Commitment Letter), (3) sales, transfers, contributions, recapitalizations, realizations, repayments or other monetizations of assets or revenue or income streams (including from the formation of joint ventures or returns of capital or other equity investments in joint ventures or other entities) (excluding proceeds or awards from casualty and condemnation events that are required by written agreement to be used for restoration or reduction of existing secured indebtedness), and (4) additional commitments raised through CVOP II’s corporate credit facilities. Notwithstanding the foregoing, such commitment reduction for purposes of the preceding item (5) shall occur at the time additional raised commitments under CVOP II’s corporate credit facility are formally received (whether through execution of an agreement or provision of a commitment letter with

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respect to any such credit facility), whether or not drawn or funded. Notwithstanding the foregoing or anything contained elsewhere herein, CV REIT II shall be permitted to draw under its separate credit facility (led by KeyBank as Administrative Agent) to make property acquisitions in accordance with its normal ordinary course of business of acquiring properties.

Eligibility Requirements:	The following requirements will apply to all properties included in the Bridge Collateral Pool:

a) Each property must be 100% owned or ground leased by a Subsidiary Guarantor.

b) Each property must be located in the continental United States.

c)  Each property must be improved by an income producing Medical Asset. Eligible property types for Medical Assets include Medical Office Buildings (“MOBs”), Inpatient Rehabilitation Hospitals (“IRHs”), Health and Wellness Centers, Specialty Hospitals, Acute Care Hospitals (“ACHs”), Long Term Acute Care Hospitals (“LTACHs”), Ambulatory Surgical Centers (“ASCs”), Large Physicians Clinics, Integrated Medical Facilities (“IMFs”), Diagnostic Centers, Imaging Centers, Senior Housing Facilities (Assisted Living, Independent Living and Memory Care) and Skilled Nursing Facilities.

d)  Each property must be owned Fee Simple and free and clear of any material title defects. If not owned Fee Simple, the property may be subject to a “mortgageable” ground lease (30-years remaining on lease with Lender rights to notice and cure, etc.).

e) Each property must be free from any material title, survey, environmental, structural or other defects.

f) All improvements (excluding tenant improvements) related to the Medical Asset have been substantially completed for the last twelve (12) months.

g)  As to which (A) such proposed property shall be in compliance in all material respects with all applicable Healthcare Laws, (B) the Borrower, Subsidiary Guarantor or Operator have all Primary Licenses, Permits and other Governmental Approvals necessary to own and operate such proposed Bridge Pool Property, and (C) the Operators of such proposed property shall be in material compliance with all requirements necessary for participation in any Medicare or Medicaid or other Third-Party Payor Programs to the extent they participate in such programs.

h)  No tenant which leases ninety percent (90%) or more of the Net Rentable Area of such Real Estate (i) is in default of base rent or other material payment obligations under its respective Lease for more than seventy-five (75) days beyond the date upon which such payment obligations were due, or (ii) is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding.

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Additionally, each of the Bridge Pool Properties shall satisfy the following conditions:

(1) the Bridge Pool Property shall be free and clear of all Liens (subject to exceptions to be contained in the definitive loan documentation) and such Bridge Pool Property shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property except those restrictions which are approved in writing by Agent (including any restrictions contained in any applicable organizational documents);

(2) the Bridge Pool Property shall not have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such property;

(3) the only asset of the Subsidiary Guarantor shall be the Bridge Pool Property included in the calculation of the Pool Availability and inclusion as a Bridge Pool Property and related fixtures and personal property;

(4) no Person other than the Borrower has any direct or indirect ownership of any legal, equitable or beneficial interest in such Subsidiary Guarantor if such Pool Property is owned or leased under a Ground Lease by a Subsidiary Guarantor, and no direct or indirect ownership or other interests or rights in any such Subsidiary Guarantor shall be subject to any Lien; and

(5) the Bridge Pool Property is self-managed by the Borrower or the Subsidiary Guarantor, or is managed by Carter Validus Real Estate Management Services, LLC, pursuant to a Management Agreement, or such other third party manager approved by Agent (not to be unreasonably withheld); provided, however, Agent may condition the approval of any new property manager on the execution and delivery of a subordination of property management agreement.

Pool Covenants:	1) Minimum Lease Term - Pool must maintain a minimum weighted average remaining lease term of six (6) years remaining at all times. This test will apply to single tenant assets and to the Major Tenants of multi-tenant properties.

2) Minimum Occupancy – Pool must maintain minimum aggregate occupancy of 90%.

Pool Limitations:	1) No more than 20% of Bridge Pool Value can be contributed by any individual Bridge Pool Property (excluding the Bay Area Regional Medical Center), with any excess excluded from availability.

2) No more than 20% of the Bridge Pool Value can be contributed by a single tenant (excluding the Bay Area Regional Medical Center), with any excess excluded from availability;

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3) No more than 20% of Bridge Pool Value can be contributed by properties subject to ground leases, with any excess excluded from availability; and

4) No more than 20% of the aggregate Bridge Pool Value can be contributed by tenants that have physician ownership of the tenant greater that 66.67%.

Pool Availability:	In addition to the other limitations and restrictions herein, the usage of the Facility shall not at any time exceed the lesser of:

(i) $475,000,000 (as such amount may be reduced as provided in the section entitled “Commitment Reduction and Termination”);

(ii)  Maximum Pool Leverage: The maximum principal amount of the Loans will not exceed sixty percent (60%) of the Bridge Pool Value for the period beginning on the Closing Date and continuing for one hundred eighty (180) calendar days, and fifty-five percent (55%) at any time thereafter;

(iii)  Minimum Pool Actual Debt Service Coverage Ratio of 2.00x (Adjusted NOI divided by actual interest on the Facility). At closing, such covenant shall be calculated on a pro forma basis reasonably acceptable to Agent.

Corporate Covenants:	The Borrower and Guarantor must, at all times, comply with the following corporate-level consolidated financial covenants and will certify and report its compliance on a quarterly basis as of the last day of such calendar quarter. The related defined terms may be found in Exhibit A:

1) Maximum Consolidated Leverage Ratio: The ratio of consolidated Total Indebtedness to consolidated Gross Asset Value shall not exceed 60%.

2) Maximum Secured Leverage Ratio: The ratio of consolidated Secured Debt to consolidated Gross Asset Value shall not exceed 40%.

3)  Restriction on Secured Recourse Debt: The ratio of Secured Debt which is recourse divided by Gross Asset Value shall not exceed 15%; provided, however, that for one period of four (4) full consecutive fiscal quarters immediately following the date on which the Merger is consummated and one (1) partial fiscal quarter to include the quarter in which the Merger is consummated, such ratio may exceed 15% but shall not shall not exceed 17.5% during such period.

4) Minimum Consolidated Fixed Charge Coverage Ratio: Adjusted Consolidated EBITDA divided by Consolidated Fixed Charges (the “Fixed Charge Coverage Ratio”) shall not be less than 1.75x.

5)  Minimum Tangible Net Worth: Tangible Net Worth (“TNW”) shall not be less than 75% of actual TNW as of the Closing Date plus 75% of net proceeds from future equity capital raises by CV REIT II following the Closing Date.

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6)  Maximum Distribution/Pay-out Ratio: Distributions not to exceed 95% of FFO or the amount required to maintain REIT status; provided, however, the one-time distribution to the shareholders of CV REIT I as consideration for the Merger shall be excluded for the calculation of Distributions for purposes of this financial covenant.

7) Restriction on Other Investments:

• Unimproved land - < 5% of GAV

•   Mortgage Note Receivables and Permitted Equity Investments provided that (x) the aggregate investment in Mortgage Note Receivables and Permitted Equity Investments together shall not exceed 20% of GAV, and (y) the aggregate investment in Permitted Equity Investments shall not exceed 10% of GAV

• Development Properties - < 10% of GAV
• Unconsolidated Affiliates - < 15% of GAV
In the aggregate, these investments may not exceed 25% of GAV.

Other Covenants:	The Facility documentation also includes affirmative and negative covenants usual and customary for financings generally and for this Facility in particular, including, but not limited to, the following: (i) preservation of existence; (ii) maintenance of properties; (iii) compliance with laws (including environmental laws and ERISA matters) in all material respects and contractual obligations; (iv) payment of taxes and claims subject to customary rights to contest and requirements for reserves; (v) maintenance of insurance; (vi) prohibition on liens, equity pledges and negative pledges relating to CV REIT II, the Borrower and its Subsidiaries; (vii) inspections; (viii) maintenance of financial records; (ix) transactions with affiliates; (x) limitation on mergers, consolidations and sales of all or substantially all assets; (xi) maintenance of REIT status; (xii) Approval by Agent of new/modified/terminated leases for Major Tenants of the Bridge Pool Properties; (xiii) subordination of asset management and advisor fees by Advisor; and (xiv) change/replacement of the asset manager or advisor without the Agent’s prior written consent.

Reporting Requirements:	Not later than 15 days following the filing of CV REIT II’s Form 10Q with the Securities and
Exchange Commission for the first three fiscal quarters of CV REIT II, but in any event within 60 days after the end of each such fiscal quarter, CV REIT II shall provide quarterly unaudited consolidated financial statements (including a consolidated balance sheet and income statement) to the Lenders in form and substance satisfactory to the Agent, such quarterly statements to be certified by CV REIT II’s chief financial officer or chief accounting officer;

Not later than 15 days following the filing of CV REIT II’s Form 10K with the Securities and
Exchange Commission for each fiscal year of CV REIT II, but in any event within 120 days after the end of each such year, CV REIT II shall provide annual audited consolidated financial statements (including a consolidated balance sheet, income statement and statement of cash flows) to the Lenders in form and

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substance satisfactory to the Agent, such financial statements to be certified by (a) CV REIT II’s chief financial officer or chief accounting officer and (b) independent certified public accountants of recognized national standing, whose certificate shall be unqualified.

Together with such quarterly and annual financial statements, CV REIT II shall provide (a) a compliance certificate (and all back-up calculations) from the chief financial officer or chief accounting officer confirming that the CV REIT II and the Borrower are in compliance with all of the covenants of the Loan Documents and that there is no other default under any of the Loan Documents, and (b) other information as reasonably requested by the Agent and (c) operating statements and rent rolls for the Pool Properties, including a calculation of EBITDAR and rent coverage for each tenant of a Medical Asset contained in the Pool based on the information that has been delivered from such tenant to Borrower or its Subsidiaries during the relevant period.

Additionally, the Borrower shall notify the Agent in writing of any documents, correspondence or notices from any Federal, State or Local government authority that regulates the operation of any property financed by the Facility where such document, correspondence or notice relates to a threatened or actual change or development that would be materially adverse or otherwise have a material adverse effect on the property, Borrower, Guarantor or Operator.

Events of Default:	In addition to such other Events of Default as Lenders shall deem appropriate, the occurrence of any of the following shall constitute an Event of Default under the Facility Agreement and Lenders shall have no obligation to make further disbursements of the Facility, and the outstanding balance of the Facility may be declared immediately due and payable:

a) Failure to pay principal when due.

b) Failure to pay interest, fees or any other obligation under the Facility documents within five business days after due.

c) Violation of any financial covenant (subject to applicable cure periods, if any) or any negative covenant.

d) Violation of other covenants, subject to a customary grace period.

e) Material misrepresentation.

f)   Event of Default by Borrower, Guarantor or any consolidated Subsidiary on aggregate recourse obligations in excess of $10 million and aggregate non-recourse debt obligations in excess of $50 million in one instance and $75 million in aggregate.

g) Liquidation, reorganization, insolvency or bankruptcy of the Borrower, Subsidiaries or any Guarantor.

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h)  The Borrower or any Guarantor shall disavow, revoke or terminate any Facility document or shall otherwise challenge or contest in the validity or enforceability of any Facility document (including any mortgage).

i)   Judgments against the Borrower or any Guarantor for an amount in excess of $25 million per occurrence or in aggregate in any calendar year, or against any Subsidiary that is not a Guarantor for an amount in excess of $25 million, in each case, that remain unsatisfied or unstayed for more than 15 days and which are uninsured.

j)   the Borrower, any Guarantor or any of their respective Subsidiaries shall fail to comply with the covenants related to the environmental condition of any Real Estate; provided, however, no Event of Default shall occur as a result of such failure if such failure relates solely to a parcel or parcels of Real Estate that are not a Bridge Pool Property whose book value, either individually or in the aggregate, does not exceed $25,000,000.00.

k) Failure to maintain REIT status.

l) Failure to comply with SEC reporting requirements.

m) Any Change of Control shall occur.

n) Violation of ERISA regulations.

Conditions Precedent to Closing:	The closing of the Facility will be subject to the satisfaction of the following conditions as determined by Agent in its sole discretion (provided that to the extent a condition precedent is not satisfied with respect to particular Bridge Pool Properties only, the only consequence shall be either (a) that those properties shall be excluded as Bridge Pool Properties (and therefore not included in the calculation of Pool Availability) or (b) that the value of those properties shall be appropriately reduced as determined by Agent in its sole discretion in the calculation of Pool Availability).

(1) The closing of the Facility (the “Closing Date”) shall occur on or before the date required in the Commitment Letter;

(2) The satisfaction of all Eligibility Requirements for the Bridge Pool Properties included in the calculation of Pool Availability;

(3) Completion of due diligence as reasonably requested by Agent and its counsel [other than financial due diligence completed by Agent through the date of the Commitment Letter];

(4)   The negotiation, execution and delivery of the Loan Documents including, without limitation, a Credit Agreement, promissory notes, Assignment of Interest(s), joinder agreements, and other customary legal and ancillary documentation as reasonably required by Agent and Agent’s counsel;

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(5) Compliance by the Borrower with customary closing procedures for a financing of this type;

(6)   Any default in respect of any outstanding financial obligations of CV REIT II and its Subsidiaries on aggregate recourse obligations in excess of $10 million and non-recourse debt obligations of $50 million in one instance and $75 million in the aggregate or any default under the KeyBank/CVOP II credit facility regardless of amount.

(7) Payment by the Borrower of any and all fees due to Agent and Lenders under the Fee Letter and other amounts due to Agent and Lenders for which invoices have been provided;

(8) Payment of all recording, intangible, documentary stamp or other similar taxes and charges payable in connection with such borrowing, as determined by Agent;

(9)   Accuracy of all representations and warranties in all material respects (unless qualified by materiality or material adverse effect, in which case such representations and warranties shall be accurate in all respects);

(10) Absence of default or event of default under the Loan Documents from the date of the Commitment Letter (including, without limitation, the occurrence of any Change of Control);

(11)  Delivery of the following customary documentation relating to the Borrower, Guarantors and any other obligor or entity signing or in the chain of authority under the definitive documentation: (i) the delivery of customary legal opinions (which legal opinions shall cover authorization, execution, delivery, enforceability, creation and perfection of security interests, effectiveness of the Merger under state law and such other matters as Agent may reasonably request); (ii) litigation and bankruptcy searches; and (iii) evidence of authority including officer’s certificates, corporate records and resolutions.

(12)  Delivery of a compliance certificate showing compliance with all financial covenants, a borrowing base certificate, and a solvency certificate, each from the chief financial officer of Guarantor, with supporting documentation;

(13) Compliance in all material respects with all applicable laws and legal requirements;

(14) Delivery to Agent of all necessary consents and third party approvals from governmental entities and third parties;

(15)  CVOP I and its Subsidiaries shall continue to own all of the Bridge Pool Properties identified in Schedule 2, and Agent on behalf of Lenders shall have a first priority perfected lien and security interest in all Collateral;

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(16) Compliance with all know-your-customer and anti-money laundering requirements, including without limitation, the Patriot Act;

(17)  Unaudited financial statements of CV REIT II and its subsidiaries, on a consolidated basis, for any fiscal quarter ended after the date of the most recent audited financial statements of such person and more than 45 days prior to the Closing Date, (iii) customary pro forma financial statements of CV REIT II and its subsidiaries, on a consolidated basis, giving effect to the Merger and the Facility, reports on occupancy, accounts receivable and payable and other reporting as requested by Agent;

(18)  No material modifications to the Merger Agreement and closing of the Merger (a) pursuant to the Merger Agreement as in effect on the date of the Commitment Letter and documentation reasonably acceptable to Agent and Lenders, and (b) with no condition precedent to the consummation of the Merger or other provision in the acquisition documentation being waived, modified, supplemented or amended (and no consent granted), in each case without the consent of Agent (it being agreed that any change to the provisions of the merger agreement included in the definition of “Material Adverse Change” in the Commitment Letter to which this Term Sheet is attached, or any definition (including “REIT I Material Adverse Effect” and “REIT II Material Adverse Effect”) or other provision of the merger agreement included therein or affecting or relating thereto, would be material);

(19)  Completion of all of the steps of the Merger set forth in the structure chart attached hereto as Schedule 1 (the “Structure Chart”), subject to modifications thereto requested by Borrower and satisfactory to Agent in its sole discretion;

(20)  there shall be no litigation, other proceeding or order (whether temporary, preliminary or permanent) of a court of competent jurisdiction that could or does in effect prevent, restrain or enjoin the consummation of the Merger;

(21) Repayment in full of the existing credit facility from KeyBank and other lenders to CVOP I, and other outstanding indebtedness of CV REIT I and its subsidiaries;

(22) Lien searches with respect to the Bridge Pool Properties, the Collateral and prior owners thereof, and the Borrower and any pledgor of the Collateral;

(23) Written evidence that CVOP I is no longer a party to any agreement for the providing of advisory services, except as may be entered into with the advisor of CVOP II;

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(24) Receipt of copies of the filed and accepted documents effectuating the Merger from the appropriate governmental authorities; and

(25) Delivery of a legal opinion regarding the effectiveness of the Merger under state law.

Representations and Warranties:	Usual representations and warranties as of the closing and in connection with each loan including, without limitation, corporate existence and standing, authorization and validity, no conflicts, government consents, absence of litigation and contingent obligations, taxes, subsidiaries, compliance with laws, ownership of properties, existing liens, existing debt, solvency, margin stock, insurance, absence of default or unmatured default and continued accuracy of representations with respect to its financial statements, ERISA, REIT status, and absence of material adverse change.

Environmental Matters:	Borrower and Guarantors shall indemnify the Agent, the Lenders and their successors and assignees with respect to environmental matters.

Indemnification:	The Borrower will indemnify the Agent in its capacity as Agent and Lender, and any other Lenders against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever, which may at any time be imposed on, incurred by or asserted against such person in connection with the Facility and excluding on account of gross negligence or willful misconduct.

Voting Rights:	Waivers, amendments, and consents to the Facilities shall be made only with the consent of Required Lenders. Notwithstanding the foregoing, the following will require the unanimous consent of all affected Lenders (a) any extension to the maturity of the Facilities beyond the Maturity Date (b) any reduction to the Interest Rate or other fees which the Borrower is required to pay to the Lenders, (c) any release of collateral other than as permitted herein, and (d) any changes to the definition of Required Lenders.

Governing Law:	New York

Confidentiality:	This Summary of Terms and Conditions is delivered to you with the understanding that, neither this term sheet nor any of its terms or substance shall be disclosed, directly or indirectly to any other person except (i) to your employees and advisors who are directly involved in the consideration of this matter or (ii) as disclosure may be compelled in a judicial or administrative proceeding or as otherwise required by law.

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EXHIBIT A

DEFINED TERMS

All capitalized terms used in this Term Sheet which are not otherwise defined herein shall have the meanings set forth in the Third Amended and Restated Credit Agreement of CVOP II.

Acquisition Closing Costs – The actual deal costs incurred by CV REIT II and its Subsidiaries in connection with acquisitions of Real Estate determined in accordance with GAAP. Acquisition Closing Costs shall only include those deal costs that are associated with Real Estate that is being actively negotiated for purchase, or have been consummated.

Adjusted Net Operating Income – means the lesser of (i) Net Operating Income for the most recently ended four (4) calendar quarters, less Capital Reserves, or (ii) for Medical Assets (excludes MOBs), the amount that would result from dividing the trailing 12 month Tenant EBITDAR at the property by 1.30; provided, however, that until such time as Borrower has four (4) fiscal quarters of Adjusted Net Operating Income for the Bridge Pool Properties following the Closing Date, Adjusted Net Operating Income shall be annualized based on the previous calendar quarters from and after the Closing Date and the initial calculation at closing will be based on the calendar quarter prior to closing as approved by Agent.

Adjusted Consolidated EBITDA – is defined as the EBITDA for the most recently ended four (4) calendar quarters, less Capital Reserves; provided, however, that until such time as Borrower has four (4) fiscal quarters of Adjusted Consolidated EBITDA following the Closing Date, Adjusted Consolidated EBITDA shall be annualized based on the previous calendar quarters from and after the Closing Date and the initial calculation at closing will be based on the calendar quarter prior to closing as approved by Agent.

Bridge Pool Value – An amount equal to the sum of the undepreciated cost (minus goodwill, writedowns and impairments) of the Bridge Pool Properties as determined in accordance with GAAP.

In the event that an adverse change occurs with respect to a material tenant(s) (individually or in the aggregate) at a Bridge Collateral Pool Property (e.g., an amendment to a lease without Agent’s prior written consent, lease termination, default of base rent or other material payment obligations under its respective Lease for more than seventy-five (75) days beyond the date upon which such payment obligations were due, assignment or sublease of a material portion of the space without Agent’s prior written consent), then for the purposes of the covenant calculations, the asset will be either (i) valued at zero for any Bridge Collateral Pool Property leased by a single tenant, or (ii) for any Bridge Collateral Pool leased by more than a single tenant, there will be a reduction to the value of the asset based on a pro-rata basis determined by Net Rentable Area leased versus not leased.

Capital Reserves – Capital Reserves for Data Center Assets will be an amount equal to $0.25 per square foot per annum and shall be calculated based on the total square footage owned at the end of each reporting period. Capital Reserves for Medical Assets shall be $1,500 per bed for specialty hospitals, LTACs and acute care hospitals, $350 per bed for Independent Living/Assisted Living Facilities, $500 per bed for Skilled Nursing Facilities, $0.50 per square foot for MOBs, and $0.50 per square foot for all other healthcare properties.

Consolidated EBITDA – With respect to any period, an amount equal to the EBITDA of CV REIT II, the Borrower and their respective Subsidiaries for such period determined on a Consolidated basis plus (without duplication) such Person’s Equity Percentage of EBITDA of its Unconsolidated Affiliates and Subsidiaries of CV REIT II that are not Wholly Owned Subsidiaries for such period.

Consolidated Fixed Charges – On any date of determination, the sum of (a) Consolidated Interest Expense for the most recently ended four (4) calendar quarters (both expensed and capitalized), plus (b) all of the principal due and payable and principal paid with respect to Indebtedness of CV REIT II, the Borrower and their respective Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full and any voluntary full or partial prepayments prior to stated maturity thereof, plus (c) all

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Preferred Distributions paid during such period, plus (d) the principal payment on any Capital Lease Obligations of CV REIT II and its Subsidiaries; provided, however, that until such time as Borrower has four (4) fiscal quarters of Consolidated Fixed Charges following the Closing Date, Consolidated Fixed Charges shall be annualized based on the previous calendar quarters from and after the Closing Date and the initial calculation at closing will be based on the calendar quarter prior to closing as approved by Agent. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates and Subsidiaries of CV REIT II that are not Wholly Owned Subsidiaries shall be included (without duplication) in the determination of Consolidated Fixed Charges.

Consolidated Tangible Net Worth – is defined as Gross Asset Value minus Total Indebtedness.

EBITDA – With respect to CV REIT II, the Borrower and their respective Subsidiaries for any period (without duplication): (a) Net Income (or Loss) on a Consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income (Loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) Acquisition Closing Costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and income and expense allocated to minority owners); and (v) other non-cash items to the extent not actually paid as a cash expense; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below. With respect to Unconsolidated Affiliates and Subsidiaries of CV REIT II that are not Wholly Owned Subsidiaries, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income (or Loss) from such Unconsolidated Affiliates or such Subsidiary of CV REIT II that is not a Wholly Owned Subsidiary plus its Equity Percentage of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) acquisition closing costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and income and expense allocated to minority owners; and (v) other non-cash items to the extent not actually paid as a cash expense.

EBITDAR – is defined as EBITDA plus all base rent and additional rent due during the applicable period under a lease for a Medical Property.

Excluded Subsidiary - Any Subsidiary of the Borrower which is prohibited from guaranteeing the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing Secured Debt or (ii) a provision of such Subsidiary’s organizational documents, as a condition to the extension of such Secured Debt.

Gross Asset Value – On a consolidated basis for CV REIT II and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

with respect to Pool Properties, the undepreciated cost (minus goodwill, writedowns and impairments) as determined in accordance with GAAP effective as of the Merger and after giving effect to mark-to-market accounting in connection with the Merger, plus with respect to any Real Estate which is not a Pool Property, the Property Cost plus the Acquisition Closing Costs of such Real Estate; provided, however, (1) that any such Real Estate that is either vacant or receives no current rental income will be valued at zero (0) until such time as such Real Estate is leased, the tenant thereunder commences payment of rent due thereunder and a new appraisal is obtained and approved by Agent and then such Real Estate will be at the Appraised Value, and (2) any such Real Estate that is classified as a “Watch Asset” pursuant to the quarterly Asset Management Report prepared on behalf of Borrower and CV REIT II will be reduced by thirty percent (30.0%) until (A) such Real Estate is removed from the “Watch Asset” list, (B) a tenant occupies the Real Estate and has commenced payment of rent due thereunder and (C) a new Appraisal is obtained and approved by Agent, plus the book value determined in accordance with GAAP of all Development Properties owned by Borrower or any of its Subsidiaries, plus the book value determined in accordance with GAAP of all Land Assets of Borrower and its Subsidiaries, plus

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the book value determined in accordance with GAAP of all Mortgage Note Receivables, plus the book value determined in accordance with GAAP of Permitted Equity Investments which have been approved by Agent in its sole discretion for inclusion in the calculation of Gross Asset Value, plus the aggregate amount of all Unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries as of the date of determination.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Medical Asset or Data Center Asset. Gross Asset Value will be adjusted to include an amount equal to CV REIT II or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or Subsidiary of CV REIT II that is not a Wholly Owned Subsidiary or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate or Subsidiary of CV REIT II that is not a Wholly Owned Subsidiary) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate or Subsidiary of CV REIT II that is not a Wholly Owned Subsidiary.

Interest Expense – is defined as an amount equal to interest (whether accrued or paid) actually payable (without duplication) excluding non-cash interest expense but including capitalized interest (less capitalized interest not paid to third parties) not funded under a construction loan by the Borrower, together with the interest portion of payments on Capitalized Lease Obligations and the Borrower’s pro rata share (without duplication) of interest expense actually payable by unconsolidated joint venture investment affiliates, on their Indebtedness.

Major Tenant - A tenant of the Borrower or any Subsidiary Guarantor which leases space in a Pool Property pursuant to a Lease which entitles it to occupy forty percent (40%) or more of the Net Rentable Area of such Pool Property. Agent may in its discretion aggregate any and all Leases to Affiliates to determine whether any tenant should be deemed to be a Major Tenant.

Material Adverse Effect - A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of CV REIT II, the Borrower and their respective Subsidiaries considered as a whole; (b) the ability of CV REIT II, the Borrower or any Subsidiary Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the creation, perfection and priority of any liens of Agent in the Bridge Collateral Pool; or (d) the rights or remedies of Agent or the Lenders thereunder.

Material Subsidiary – Any (a) Subsidiary of the Borrower that owns Real Estate and is not an Excluded Subsidiary, or (b) Subsidiary of Borrower which is a guarantor of or is otherwise liable with respect to any other Unsecured Debt of the CV REIT II, the Borrower or any of their respective Subsidiaries.

Net Operating Income (“NOI”) – For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements, and service and other income for such Real Estate for such period received in the ordinary course of business from tenants or licensees in occupancy paying rent (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ or licensees’ obligations for rent and any non-recurring fees, charges or amounts including, without limitation, set-up fees and termination fees) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of CV REIT II and its Subsidiaries, any property management fees and non-recurring charges), minus (c) the greater of (i) actual property management expenses of such Real Estate, or (ii) an amount equal to three percent (3.0%) of the gross revenues

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from such Real Estate excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants or licensees in default of payment or other material obligations under their lease, or with respect to leases as to which the tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding.

Required Lenders - As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than fifty-one percent (51.0%) of the Total Commitment; provided, that (i) at all times when two (2) or more Lenders are party to this Agreement, the term “Required Lenders” shall in no event mean less than two (2) Lenders that are non-defaulting Lenders, and (ii) in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders

Total Indebtedness – is defined as all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests), (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.

Carter Validus Mission Critical REIT II, Inc.

April 11, 2019

EXHIBIT B

Interest Rate: At the option of the Borrower, and provided no event of default exists, the loans under the Facility shall bear interest at a rate equal to either:

1)	LIBOR plus the Applicable LIBOR Margin; or

2)

Base Rate plus the Applicable Base Rate Margin. The Base Rate is defined as the greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.5%) above the Federal Funds Effective Rate, or (c) 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

The Applicable Margin shall be 225 bps for LIBOR Loans (and 125 bps for Base Rate Loans) with automatic increases of 25bps to each margin every 90 days following the Closing Date. If the LIBOR Rate shall be below 0.0%, then the LIBOR Rate shall be deemed to be 0.0%.

If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable methods do not exist for ascertaining LIBOR for the applicable interest period, and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (i) have not arisen but the supervisor for the administrator of LIBOR or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to the Loan Agreement to reflect such alternate rate of interest (the “Replacement Rate”) and such other related changes to the Loan Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable LIBOR Margin). Notwithstanding anything to the contrary regarding the necessary consents, amendments or waivers, such amendment shall become effective without any further action or consent of any other party to the Loan Agreement so long as the Agent shall have received consent from the Borrower and the Required Lenders to the implementation of such Replacement Rate.

Carter Validus Mission Critical REIT II, Inc.

April 11, 2019

SCHEDULE 1

STRUCTURE CHART

Project Lightning

Post-Merger Structure

Carter Validus Mission Critical REIT II, Inc.

April 11, 2019

SCHEDULE 2

BRIDGE POOL PROPERTIES

Property Owner	Name of Bridge Pool Property	Address
1. HC-2727 E. Lemmon Avenue, LLC	Baylor Medical Center	2727 E. Lemmon Avenue Dallas, Texas

2. HC-17322 Red Oak Drive, LLC	Tenet Surgery Center	17322 Red Oak Drive, Houston, Texas

3. HC-4499 Acushnet Avenue, LLC	Vibra New Bedford Hospital	4499 Acushnet Avenue, New Bedford, Massachusetts

4. HC-760 Office Parkway, LLC	St. Louis Surgical Center	760 Office Parkway, Creve Coeur, Missouri

5. HC-14024 Quail Pointe Drive, LLC	HPI Integrated Medical Facility	14024 Quail Pointe Drive, Oklahoma City, Oklahoma

6. HC-8451 Pearl Street, LLC	Vibra Denver Hospital	8451 Pearl Street, Thornton, Colorado

7. Green Wellness Investors, LLLP	Akron Medical Office Building	1940 Town Park Boulevard, Green, Ohio

8. HC-1940 Town Park Boulevard, LLC	Indirect Owner of Akron Medical Office Building

9. HC-2501 W William Cannon Dr, LLC	Stonegate Center	2501 W. William Cannon Dr., Buildings 3, 4 and 5, Austin, Texas

10. HC-4201 William D. Tate Avenue, LLC	Ethicus Hospital	4201 William D. Tate Ave, Grapevine, Texas

11. HC-2257 Karisa Drive, LLC	Fresenius Medical Care	2257 Karisa Drive, Goshen, Indiana

12. HC-3001 North Augusta National Drive, LLC	Valley Baptist Health Center	3001 N. Augusta National Dr., Harlingen, Texas

13. HC-4810 N. Loop 289, LLC	Lubbock Heart & Surgical Hospital	4810 N. Loop 289 Lubbock, Texas

14. Green Medical Investors, LLLP	Akron General Hospital	1946 Town Park Boulevard, Green, Ohio

Carter Validus Mission Critical REIT II, Inc.

April 11, 2019

15. HC-1946 Town Park Boulevard, LLC	Indirect Owner of Akron General Hospital

16. HC-239 S. Mountain Boulevard, LP	Wilkes Barre General Hospital	239 S. Mountain Boulevard, Mountain Top, Pennsylvania

17. HC-239 S. Mountain Boulevard Management, LLC	Indirect Owner of Wilkes Barre General Hospital

18. HC-3873 N. Parkview Drive, LLC	Physicians Specialty Hospital	3873 N. Parkview Drive, Fayetteville, Arkansas

19. HC-5330 N. Loop 1604 West, LLC	Victory Medical Center	5330 N Loop 1604 E, San Antonio, Texas

20. HC-5101 Medical Drive, LLC	Warm Springs Rehabilitation Hospital	5101 Medical Drive, San Antonio, Texas

21. HC-3436 Masonic Drive, LLC	Christus Cabrini Hospital	3436 Masonic Drive, Alexandria, Louisiana

22. HC-10323 State Highway 151, LLC	Warm Springs Rehabilitation Hospital	10323 State Highway 151, San Antonio, Texas

23. HC-42570 South Airport Road, LLC	Cypress Pointe Hospital	42570 South Airport Road, Hammond, Louisiana

24. HC-200 Blossom Street, LLC	Clear Lake Campus Hospital	200 Blossom Street, Webster, Texas

25. HC-116 Eddie Dowling Highway, LLC	Rhode Island Rehabilitation Hospital	116 Eddie Dowling Highway, North Smithfield, Rhode Island

26. HCP-Select Medical, LLC	Select Medical Portfolio	200 East Market Street, Akron, Ohio 12380 DePaul Drive, Bridgeton, Missouri 2990 Legacy Drive, Frisco, Texas

27. HC-5330L N. Loop 1604 West, LLC	PAM Specialty Hospital	5418 North Loop 1604 W., San Antonio, Texas

Carter Validus Mission Critical REIT II, Inc.

April 11, 2019

28. HCP-Dermatology Associates, LLC	Dermatology Associates of Wisconsin

801 York Street,
Manitowoc, Wisconsin

2617 Development Drive, Bellevue, Wisconsin

3935 Lightning Drive,
Appleton, Wisconsin

1515 Randolph Court, Manitowoc, Wisconsin

2806 Riverview Drive,
Howard, Wisconsin

2351 State Road 44,
Oshkosh, Wisconsin

3515 Murray Street,
Marinette, Wisconsin

1400 Scheuring Road,
DePere, Wisconsin

33 Green Bay Road,
Sturgeon Bay, Wisconsin

29. HC-1101 Kaliste Saloom Road, LLC	Lafayette Specialty Surgery Hospital	1101 Kaliste Saloom Road, Lafayette, Louisiana

30. HCP-RTS, LLC	Indirect Owner of RTS Portfolio

31. HC-52 North Pecos Road, LLC	RTS Portfolio	52 North Pecos Road, Henderson, Nevada

32. HC-6879 US Highway 98 West, LLC	RTS Portfolio	6879 US Highway 98 West, Santa Rosa Beach, Florida

33. HC-8991 Brighton Lane, LLC	RTS Portfolio	8991 Brighton Lane, Bonita Springs, Florida

34. HC-7751 Baymeadows Rd., E., LLC	RTS Portfolio	7751 Baymeadows Road East, Jacksonville, Florida

35. HC-40055 Bob Hope Drive, LLC	RTS Portfolio	40055 Bob Hope Drive, Rancho Mirage, California

36. HC-77-840 Flora Road, LLC	RTS Portfolio	77-840 Flora Road, Palm Desert, California

Carter Validus Mission Critical REIT II, Inc.

April 11, 2019

37. HC-2234 Colonial Blvd., LLC	RTS Portfolio	2234 Colonial Boulevard, Fort Myers, Florida

38. HC-#2 Physicians Park Dr., LLC	RTS Portfolio	2 Physicians Park Drive, Frankfort, Kentucky

39. HC-6160 S. Fort Apache Road, LLC	RTS Portfolio	6160 South Fort Apache Road, Las Vegas, Nevada

40. HC-5829 29 Palms Highway, LLC	RTS Portfolio	58295 29 Palms Highway, Yucca Valley, California

41. HC-187 Skylar Drive, LLC	RTS Portfolio	187 Skylar Drive, Fairlea, West Virginia

42. HC-1026 Mar Walt Drive, NW, LLC	RTS Portfolio	1026 Mar Walt Drive, Fort Walton Beach, Florida

43. HC-1120 Lee Boulevard, LLC	RTS Portfolio	1120 Lee Boulevard, Lehigh Acres, Florida

44. HC-6310 Health Pkwy., Units 100 & 200, LLC	RTS Portfolio	6310 Health Parkway, Lakewood Ranch, Florida

45. HC-601 Redstone Avenue West, LLC	RTS Portfolio	601 Redstone Avenue West, Crestview, Florida

46. HC-2270 Colonial Blvd., LLC	RTS Portfolio	2270 Colonial Boulevard, Fort Myers, Florida

47. HC-860 Parkview Drive North, Units A&B, LLC	RTS Portfolio	860 Parkview Drive North, El Segundo, California

48. HC-800 East 68th Street, LLC	Landmark Hospital of Savannah	800 East 68th Street, Savannah, Georgia

49. HCP-PAM Warm Springs, LLC	Indirect Owner of PAM Warm Springs Portfolio

50. HC-20050 Crestwood Boulevard, LLC	PAM Warm Springs Portfolio	20050 Crestwood Boulevard, Covington, Louisiana

51. HC-101 James Coleman Drive, LLC	PAM Warm Springs Portfolio	101 James Coleman Drive, Victoria, Texas

52. HC- 42074 Veterans Avenue, LLC	PAM Warm Springs Portfolio	42074 Veterans Avenue, Hammond, Louisiana

Carter Validus Mission Critical REIT II, Inc.

April 11, 2019

53. HC-102 Medical Drive, LLC	PAM Warm Springs Portfolio	102 Medical Drive, Victoria, Texas

54. HC-1445 Hanz Drive, LLC	PAM Warm Springs Portfolio	1445 Hanz Drive, New Braunfels, Texas

Carter Validus Mission Critical REIT II, Inc.

April 11, 2019

ANNEX II

SUMMARY OF SOURCES AND USES

Annex II to Commitment Letter

Sources and Uses

Flows of Funds

*ALL AMOUNTS ARE APPROXIMATE*